Exhibit 99.1

Contacts:
William A. Hockett	Erika Borodinsky
Vice President of Corporate Communications	Spectrum Science Communications
(801) 584-3600	(301) 785-9934
Email: bhockett@myriad.com	eborodinsky@spectrumscience.com
www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Presents Results of Phase 2 Trial of Flurizan™ in
Patients with Alzheimer’s Disease

- Conference Call Scheduled for 10:00 a.m. ET, Tuesday, June 21, 2005 -

Salt Lake City, June 20, 2005 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that results of its Phase 2 clinical trial of Flurizan in patients with mild to moderate Alzheimer’s disease will be presented as part of the Alzheimer’s Association International Conference on Prevention of Dementia, in Washington, D.C. The presentation, by Professor Gordon Wilcock, M.D., the trial’s principal investigator, is scheduled to begin at 2:30 p.m. today and will be posted on Myriad’s Web site following the session at www.myriad.com.

Summary. The Phase 2 study showed that:

•                  Patients with mild Alzheimer’s disease who received the 800 mg twice-daily dose of Flurizan achieved between 34 and 45 percent slowing in decline on the three primary endpoints (activities of daily living, overall function and cognitive ability). A 20% or greater slowing in decline is generally regarded as clinically significant.

•                  Flurizan was well tolerated by Alzheimer’s patients and adverse events were generally mild and non-specific and they did not differ significantly between placebo and treated groups.

•                  The Phase 2 trial of Flurizan in Alzheimer’s disease was very useful in defining specific parameters for the Phase 3 trial.  Based on the Phase 2 results, the Company has submitted a protocol amendment to the FDA for a two-arm (800 mg twice daily and placebo), Phase 3 study in mild Alzheimer’s disease patients. The study will seek to enroll approximately 800 patients per arm, providing the statistical power to detect a 30%

treatment effect.

•                  While patients with moderate Alzheimer’s disease did not appear to benefit from treatment with Flurizan on the three primary endpoints, they did show a positive trend on the Neuro-Psychiatric Inventory (NPI), a measure of psychiatric problems such as agitation, paranoia and anxiety that are very often seen in Alzheimer’s disease patients. Myriad is investigating the potential of future clinical studies in patients with moderate Alzheimer’s disease to explore this finding.

Primary Outcome Measures. The three primary endpoints of the Phase 2 study were changes in the Alzheimer’s Disease Cooperative Study - Activities of Daily Living inventory (ADCS-ADL), Clinical Dementia Rating – Sum of Boxes (CDR-sb), and the Alzheimer’s Disease Assessment Scale – Cognitive function subscale (ADAS-cog).

Results by Measure. The ADCS-ADL measures basic activities of daily living such as dressing, eating, bathing and traveling. ADCS-ADL uses a scale from 78 to 0, with lower scores indicating declining ability. Participants in the study with mild Alzheimer’s disease taking placebo had a mean baseline of 58.7 points at the initial assessment following enrollment in the trial, declined 4.7 points at six months and 9.1 points at the final assessment at 12 months.

The group of patients given 800 mg twice daily demonstrated a 45% slowing of decline (p=0.059, two-sided) in their performance of activities of daily living. This 800 mg treated group had a baseline measurement of 59.8 points at the initial assessment following enrollment in the trial, declined by 2.0 points at six months and 5.0 points at the final assessment at 12 months.

The study participants given 400 mg twice daily demonstrated a 25% slowing of decline (not significant) in their performance of activities of daily living. This 400 mg treated group had a baseline measurement of 61.4 points at the initial assessment following enrollment in the trial, declined by 2.6 points at six months, and 6.8 points at the final assessment at 12 months.

In the CDR-sb exam, the investigator performs a semi-structured interview with both the patient and the caregiver. The patient’s performance is assessed in memory, orientation, judgment, problem solving, community activities, home and hobbies and personal care. The CDR-sb scale is 0 to 18, with higher scores indicating worse performance. Participants in the study with mild Alzheimer’s disease taking placebo had a median baseline of 5.7 points, gained 1.0 point at six months and 2.2 points at the final assessment at 12 months.

The group of patients given 800 mg twice daily demonstrated a 36% slowing of decline (p=0.059, two-sided) in their performance of overall function testing. This 800 mg treated group had a baseline measurement of 6.0 points at the initial assessment following enrollment in the trial, and gained 0.6 points at six months and 1.4 points at the final assessment at 12 months.

The study participants given 400 mg twice daily had a baseline measurement of 5.0 points at the initial assessment following enrollment in the trial, gained 1.0 point at six months and 2.3 points at the final assessment at 12 months.

The ADAS-cog measures a patient’s performance in word recall, response to directions, ability to copy geometric forms, delayed word recall, ability to name objects, memory and quality of speech. The ADAS-cog scale is 0 to 80, with higher scores being worse, indicating loss of cognition. Participants in the study with mild Alzheimer’s disease taking placebo had a median baseline of 27.5 points at the initial assessment following enrollment in the trial, gained 1.1 points at six months and 4.6 points at the final assessment at 12 months.

The group of patients given 800 mg twice daily demonstrated a 34% slowing of decline (not significant) in cognitive function testing. This 800 mg treated group had a baseline measurement of 28.3 points at the initial assessment following enrollment in the trial, gained 0.3 points at six months and declined by 3.0 points at the final assessment at 12 months.

The study participants given 400 mg twice daily demonstrated an 11% slowing of decline (not significant) in their performance of overall function testing. This 400 mg treated group had a baseline measurement of 28.6 points at the initial assessment following enrollment in the trial, gained 0.9 points at six months and 4.1 points at the final assessment at 12 months.

“This study is one of the most successful Phase 2 trials in Alzheimer’s disease that I am aware of,” said the trial’s principal investigator, Gordon Wilcock, M.D., Professor in Care of the Elderly, University of Bristol, United Kingdom. “It is very encouraging for its potential to address a very large and growing worldwide population of patients with mild Alzheimer’s disease.”

Importance of Drug Concentration in the Blood.  There were 128 mildly affected Alzheimer’s disease patients in the trial, representing 68% of the total patients eligible for analysis. After noting that there was a statistically significant drug concentration-response relationship (p=0.038, two-sided), the patients were separated into two groups: patients who achieved plasma concentrations greater than 75 µg/ml of Flurizan, and those whose plasma levels of Flurizan were always less than 75 µg/ml. Patients with blood levels over 75 µg/ml achieved a slowing in decline of between 36% and 62% on the three outcome measures, compared to patients on placebo.

ADCS-ADL with High Blood Levels of Flurizan. The group of patients with high blood concentration of Flurizan (60% of the mild patients on 800 mg twice daily) demonstrated a 62% slowing of decline (p=0.025, two-sided) in their performance of activities of daily living. The high drug concentration group experienced a 3.4 point decline from baseline as compared to an 8.9 point decline from baseline in the placebo group.

CDR-sb with High Blood Levels of Flurizan. The group of patients with high blood concentration of Flurizan demonstrated a 51% (p=0.035, two-sided) slowing of decline in their performance of overall function testing. The high drug concentration group experienced a 1.0 point gain (worsening) from baseline as compared to a 2.1 point gain (worsening) in the placebo group.

ADAS-cog with High Blood Levels of Flurizan. The same group of patients with high blood concentration of Flurizan demonstrated a 36% slowing in the rate of decline of cognitive function (not significant), as measured by ADAS-cog. The high drug concentration group experienced a 2.8 point gain (worsening) from baseline as compared to a 4.3 point (worsening) in the placebo group.

Safety Findings. The study results indicate that Flurizan was well tolerated in this 12-month, 207 patient trial in Alzheimer’s disease. Potential drug-related adverse events were mild, non-specific, and not statistically different between groups. The adverse events that were observed included transient, non-clinically meaningful eosinophilia, slight anemia and lower respiratory tract infection. These events were represented in both the treated groups and placebo group of patients, and although there was a small increase in the treated group versus the placebo group in the number of patients that experienced these events, the increase was not statistically significant. There was no evidence of gastrointestinal toxicity or cardiovascular toxicity in either of the drug treated groups. Based on the Phase 2 findings, Flurizan appears to be well tolerated and the Company believes it may be suitable for long-

term administration to an elderly population.

“We are excited by these data indicating that Flurizan may slow the decline in cognition as well as provide a benefit in behavior and overall function,” said Adrian Hobden, President of Myriad Pharmaceuticals, Inc. “We look forward to completing enrollment in the Phase 3 trial and demonstrating efficacy and a continued excellent safety profile in a larger trial of Flurizan.”

Statistical Analysis Plan. The data analysis plan provided to the FDA prior to the unblinding of the trial defined a primary analysis that adjusted for baseline score.  This analysis requires that there be no difference in treatment effect depending on the baseline scores.  If there was a difference in the treatment effect that depended on baseline severity, then the analysis plan called for separate analyses for patients with mild Alzheimer’s disease (Mini Mental State Exam of 20 or greater) and those with moderate disease (Mini Mental State Exam of 19 or below).  Upon analysis, it was determined that the treatment effect depended on baseline severity (p=0.030, two-sided), and therefore the mild and moderate groups would be analyzed separately.

In the statistical analysis plan, the primary comparison was designated as 800 mg twice daily versus placebo. If the 800 mg group demonstrated statistical significance versus placebo, then 400 mg would be analyzed to determine whether it also showed a statistically significant treatment effect. However, since the 800 mg group showed positive trends, but not statistical significance, the 400 mg was not assessed versus placebo.

Phase 3 Overview. Based on the Phase 2 results and consultation with Alzheimer’s disease experts and clinical development consultants, the Company has submitted a protocol amendment to the FDA to modify its Phase 3 trial. The proposed modifications include focusing the trial on patients with mild Alzheimer’s disease as determined by a Mini Mental State Exam score of 20 to 26, selecting 800 mg twice daily as the preferred dose for a two-armed trial (800 mg twice daily and placebo), and increasing the number of patients in the trial to approximately 800 per arm. This population size provides the trial with the statistical power to detect a 30% treatment effect with 90% confidence. Myriad plans to increase the number of clinical trial sites accordingly so that the number of patients per site remains similar to the original clinical trial protocol.

Myriad is Currently Recruiting U.S. Patients for its Phase 3 Clinical Trial.  Information on participation is available through email to: clinicaltrials@myriad.com, or by calling (800) 649-7316.

Phase 2 Review. The Phase 2 trial was conducted at approximately 30 centers in the United Kingdom and Canada, with 207 patients. It was designed to study the safety and efficacy of Flurizan in altering the progression of Alzheimer’s disease. The format of the trial was double-blind and placebo-controlled, with a 12-month study period. Patients were randomized into one of three groups upon enrollment in the trial, and given twice-daily doses of either 400mg or 800mg of Flurizan or placebo. At the time of enrollment, the patient group as a whole had an average Mini Mental State Exam (MMSE) score of 21 and ranged from 15 to 26. The trial was composed of 50% men and 50% women.

About Flurizan

Flurizan is the first in a new class of drug candidates known as selective amyloid beta 42 lowering agents (SALAs). Flurizan lowered levels of Abeta42 in cellular assays and animal models. Abeta42 is the primary constituent of senile plaques that accumulate in the brains of patients with Alzheimer’s disease.  It is thought to be the key initiator of Alzheimer’s disease, since this peptide has the greatest tendency to aggregate, cause neuronal damage and initiate amyloid deposits in the brain.  Most genetic mutations that cause early-onset Alzheimer’s disease appear to do so by increasing production of Abeta42. Myriad believes that Flurizan is the first well-tolerated drug that inhibits the production of Abeta42 to be evaluated in a clinical trial for the treatment of Alzheimer’s disease.

Conference Call and Audio Web Cast

Myriad management will host a conference call at 10:00 a.m. Eastern time tomorrow, June 21, 2005, to discuss today’s announcement. The call-in number for the conference call will be (888) 589-2820 or (706) 634-2173. Ask for conference ID #7163117. A replay of the conference call will be available for one week following the call by dialing (800) 642-1687 or (706) 645-9291, and entering conference identification number 7163117. The call will also be available through a link on Myriad’s home page at www.myriad.com.

About Myriad

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include: Flurizan’s results of slowing the decline between 34% and 45% in the three primary end points for mild Alzheimer’s patients treated at 800 mg twice daily; Flurizan being well tolerated by Alzheimer’s patients and adverse events being generally mild and non-specific and not differing significantly between placebo and treated groups; the continued investigation of the potential of future clinical studies in moderate Alzheimer’s disease patients; the potential of Flurizan to address a very large and growing worldwide population of patients with mild Alzheimer’s disease; the safety and tolerance of Flurizan and its suitability for long-term administration to an elderly population; the ability of Flurizan to slow the decline in cognition as well as providing a benefit in behavior and overall function; completing enrollment in the Phase 3 trial and demonstrating efficacy in a larger trial of Flurizan; the proposed modifications of the protocol for the Phase 3 trial to focus on patients with mild Alzheimer’s patients in a two-armed trial with approximately 800 patients per arm; the role of Abeta42 in Alzheimer’s disease and the ability Flurizan to inhibit the production of Abeta42 and its ability to treat patients with Alzheimer’s disease; and the ability of Flurizan to have continued positive results in subsequent clinical trials, including the Phase 3 trial. The forward-looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties related to the clinical development of drugs, including that results in earlier stage clinical trials will not be repeated or confirmed in larger, later stage studies; uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of June 20, 2005, and Myriad undertakes no duty to update this information unless required by law.